Filed Pursuant to Rule 433
Registration No. 333-188623
September 16, 2014
PRICING TERM SHEET
(To Preliminary Prospectus Supplement dated September 16, 2014)

Issuer:	Gulf Power Company
Security:	Series 2014A 4.55% Senior Notes due October 1, 2044
Expected Ratings:*	A2/A/A (Moody's (Stable)/Standard & Poor's (Negative)/Fitch (Stable))
Size:	$200,000,000
Initial Public Offering Price:	99.804%
Maturity Date:	October 1, 2044
Treasury Benchmark:	3.375% due May 15, 2044
US Treasury Yield:	3.342%
Spread to Treasury:	+122 basis points
Re-offer Yield:	4.562%
Coupon:	4.55%
Make-Whole Call:	Prior to April 1, 2044 at T+25 basis points
Par Call:	On or after April 1, 2044 at 100%
Interest Payment Dates:	April 1 and October 1 of each year, beginning April 1, 2015
Format:	SEC Registered
Denominations:	$1,000 and any integral multiple thereof
CUSIP/ISIN:	402479 CE7/US402479CE77
Trade Date:	September 16, 2014
Expected Settlement Date:	September 23, 2014 (T+5)
Joint Book-Running Managers:	Goldman, Sachs & Co. RBS Securities Inc. Scotia Capital (USA) Inc.
Co-Managers:	CastleOak Securities, L.P. Samuel A. Ramirez & Company, Inc.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling Gulf Power Company collect at 1-404-506-0791, Goldman, Sachs & Co. toll free at 1-866-471-2526, RBS Securities Inc. toll free at 1-866-844-2071 or Scotia Capital (USA) Inc. toll free at 1-800-372-3930.